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                                                                     Exhibit 3.1


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF

                              AUSPEX SYSTEMS, INC.

        Auspex Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

        FIRST: That at a special telephonic meeting held June 13, 2000, the Board of Directors of Auspex Systems, Inc. adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and authorizing and empowering the officers and directors of the corporation to solicit the consent of the stockholders of said corporation for consideration thereof. The resolutions setting forth said amendment are as follows:

        WHEREAS: it is deemed to be advisable and in the best interests of this corporation to amend its Certificate of Incorporation to increase the authorized number of Common Stock from 50,000,000 to 120,000,000 shares;

        NOW, THEREFORE, BE IT RESOLVED: That the first paragraph of Article III of the Certificate of Incorporation of this corporation, Auspex Systems, Inc., a Delaware corporation, be amended to read in full as follows:

                                  "ARTICLE III

                This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is One Hundred Twenty-Five Million (125,000,000) shares. One Hundred Twenty Million (120,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of $.001 per share."

RESOLVED FURTHER: That either the President or any Vice President of the Company be and hereby is authorized and empowered to execute and file an Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware; and that the President or any Vice President of the Company be and hereby is authorized and directed to take all such further action and execute all such further documents as may be necessary to carry out the intent of these resolutions, including, without limitation, the solicitation of stockholder approval of such amendment.

        SECOND: That thereafter, the necessary number of shares of this corporation's capital stock as required by Section 228 of the General Corporation Law of Delaware consented by written consent in lieu of a meeting in favor of the amendment.


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        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Auspex Systems, Inc. has caused this certificate to be signed this 29th day of August, 2000.


                                            By: /s/ Peter R. Simpson
                                               ---------------------------------

                                            Title: Chief Financial Officer
                                                  ------------------------------